EXHIBIT (23)




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Registration Statement Nos. 33-63017 and 333-48919, Post-Effective Amendment No. 1 to Registration Statement No. 2-76276, and Post-Effective Amendment No. 2 to Registration Statement No. 2-77195 on Form S-8 of Northwest Natural Gas Company, and in the Prospectus constituting part of Registration Statement Nos. 33-53795 and 333-64777, and Post-Effective Amendment No. 1 to Registration Statement Nos. 33-1304, 33-20384, and 333-32989 on Form S-3 of Northwest Natural Gas Company of our report dated February 18, 2000 relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP

Portland, Oregon
March 23, 2000